EXHIBIT 10.1

THIRD AMENDMENT TO THE

PER-SE TECHNOLOGIES, INC.
EMPLOYEES’ RETIREMENT SAVINGS PLAN

      THIS THIRD AMENDMENT is made as of October 10, 2001 by PER-SE TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Primary Sponsor”).

WITNESSETH:

      WHEREAS, the Primary Sponsor last amended and restated the Per-Se Technologies, Inc. Employees’ Retirement Savings Plan (the “Plan”) by indenture dated January 20, 2000, at which time its Board of Directors authorized subsequent amendments to the Plan as required to maintain its qualification under Section 401(a) of the Internal Revenue Code; and

      WHEREAS, the Primary Sponsor desires to amend the Plan as required by the Community Renewal Tax Relief Act of 2000.

      NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective as of January 1, 2001, by deleting the existing Section 1.5(d) and substituting therefore the following new Section 1.5(d):

“(d) for all purposes under the Plan, except as provided in Subsection (e) of this Section, Annual Compensation shall include any amount contributed by a Plan Sponsor on behalf of an Employee pursuant to a salary reduction agreement which is not includable in the gross income of the Employee under Sections 125, 132(f), 402(g)(3) and 402(h) of the Code.”

      Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.

      IN WITNESS WHEREOF, the Primary Sponsor has caused this Third Amendment to be executed on the day and year first above written.

PER-SE TECHNOLOGIES, INC.

By:	/s/ PAUL J. QUINER

Paul J. Quiner
Senior Vice President and
General Counsel

[CORPORATE SEAL]
ATTEST:

By:	/s/ ROBERT Q. JONES, JR.

Robert Q. Jones, Jr.
Assistant Secretary